Putnam Arizona Tax Exempt Income Fund, May 31, 2010, annual report

Shareholder meeting results (unaudited)

November 19, 2009 meeting

At the meeting, each of the nominees for Trustee was elected, as follows:

				Votes for 				Votes
									withheld

Ravi Akhoury 			6,538,148 				130,993
Jameson A. Baxter 		6,542,559 				126,582
Charles B. Curtis 		6,541,033 				128,108
Robert J. Darretta 		6,538,523 				130,618
Myra R. Drucker 		6,539,604 				129,537
John A. Hill 			6,542,184 				126,957
Paul L. Joskow 			6,542,559 				126,582
Elizabeth T. Kennan 		6,542,559 				126,582
Kenneth R. Leibler 		6,539,980 				129,161
Robert E. Patterson 		6,542,559 				126,582
George Putnam, III 		6,542,559 				126,582
Robert L. Reynolds 		6,542,559 				126,582
W. Thomas Stephens 		6,542,559 				126,582
Richard B. Worley 		6,539,604 				129,537

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes 		Votes 		Abstentions 		Broker
For		against					non votes

4,120,184 	86,669 		168,151 		2,294,137


All tabulations are rounded to the nearest whole number.